Exhibit 99.1

Petroleum News, Week of June 1, 2014 (Vol. 19, No. 22)

Royale Seismic Finds Conventional Target

Although the companies have been pursuing North Slope source rock potential, Royale Energy Inc. and Rampart Energy Ltd. say they have also found a conventional target.

Preliminary interpretation of a 3-D seismic campaign from earlier this year “identified a large conventional target, covering an area of up to 20,000 acres,” according to Royale. While Royale has said it intends to explore and develop deeper source rock in the region south of Prudhoe Bay, officials have said they expected to find conventional targets, too.

“The preliminary results available to date are showing excellent data quality and clearly highlight the key interpretable intervals such as the Brookian and HRZ packages, and near top Kingak Formation,” Rampart Chief Executive Officer Torey Marshall said in a statement, referring to the Brookian formation that is producing at various places across the North Slope and also to two of the three source rock formations present in the region.

The companies intend to partner on two wells next winter. Having recently contracted the Kuukpik No. 5 rig for the work, Royale CEO Stephen Hosmer said the two companies have “overcome the biggest challenge to meeting our goals for drilling this winter.”

- Eric Lidji